Exhibit 10.5

RESTRICTED STOCK UNIT AGREEMENT

(“AGREEMENT”)

PURSUANT TO THE AMENDED AND RESTATED ULTRA PETROLEUM 2017 STOCK INCENTIVE PLAN

Name of Participant:	[ ] (“Participant”)
Date of Grant of RSUs:	[ ], 201[ ] (“Grant Date”)
Restricted Stock Units Granted:	[ ] (“Target Number”)

The Compensation Committee of the Board of Directors of Ultra Petroleum Corp., a Yukon corporation (the “Company”) has approved an award of restricted stock units (“RSUs”) to you, an employee of Ultra Resources, Inc. (“Employer”), and the Company does hereby grant to you, as of the Grant Date specified above, the number of RSUs specified above. The RSUs will only vest to the extent provided in, and subject to the conditions described in, the attached Schedule 1.

Please indicate your acceptance of this Agreement by signing below, and then returning the original to the Company.

You should keep a copy of this Agreement for your records.

ULTRA RESOURCES, INC.

By:
[ ]
[ ]

AGREED AND ACCEPTED:

Participant:	[ ]
Signature:

Date:

1

RESTRICTED STOCK UNIT AGREEMENT

SCHEDULE 1

This award described in the cover letter to which this Schedule 1 is attached (the “Letter”) is subject to the terms and conditions set forth herein and in the Plan. Definitions of certain terms used herein are in the last section hereof.

1.

Incorporation By Reference; Plan Document. Except as provided herein, this Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. Participant acknowledges the Plan has been made available to Participant and Participant has read or could have read and understood the Plan.

2.

Grant of Award. The Company hereby grants to Participant, as of the Grant Date specified in the Letter, the number of RSUs specified in the Letter. Except as otherwise provided by the Plan, Participant understands and agrees that nothing contained in this Agreement provides, or is intended to provide, Participant with any protection against potential future dilution of Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of common stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.	Vesting; Forfeiture.
3.1

One-third (1/3) of the Target Number of RSUs granted hereby will be subject to time-vesting conditions (the “TSUs”) and will vest in equal installments on each of the first three anniversaries of the Grant Date specified in the Letter, (each, a “Vesting Date”).

3.2

In the event of Participant’s termination due to death, disability, termination by the Company without Cause or termination by the Participant for “good reason” (if the Participant may terminate employment for “good reason” pursuant to any employment agreement or severance arrangement between the Employer and the Participant), subject to executing and not revoking a customary release of claims provided by the Company no later than the 60th day following the Participant’s termination of employment, the Pro Rata Portion (as defined below) of the TSUs that otherwise would have vested on the Vesting Date immediately following the date of the Participant’s termination of employment will vest. The “Pro Rata Portion” means the percentage equal to the number of days that have elapsed since the later of the Grant Date or most recent Vesting Date to the Participant’s date of termination, divided by 365. All RSUs that have time vested in accordance with Section 3.1 or Section 3.2 hereof, a “Vested TSU”.

3.3

Two-thirds (2/3) of the Target Number of RSUs will be subject to both time-based and performance-based vesting (the “PSUs”). The PSUs will performance-vest based on the extent to which the Performance Criterion outlined in Exhibit A are satisfied on or before the third anniversary of the Grant Date (such three-year period, the “Performance Period”).

3.4	All PSUs that have not performance vested prior to the conclusion of the Performance Period will automatically be forfeited for no consideration at the conclusion of the Performance Period.
3.5	Any PSUs that performance vest during the Performance Period in accordance with the Performance Criterion will be subject to time-based vesting in accordance with the following schedule:

(i) one-third (1/3) of any PSUs that have performance vested will time-vest on the date on which such PSUs performance vest; and

(ii) one-third (1/3) of any PSUs that have previously performance vested will time-vest on each of the first two anniversaries of the date on which such PSUs performance vest.

3.6	Any PSU that have both performance vested and time vested (including time vesting pursuant to Section 3.7 hereof) shall be referred to herein as a “Vested PSU”.
3.7

In the event of a Change in Control during the Performance Period, the Committee may, in addition to any of the alternatives provided in Section 7.6(f) of the Plan, terminate the Performance Period as of the date of the Change in Control and assess the Fair Market Value of the consideration received by shareholders of the Company in such Change in Control in order to determine the extent to which the Performance Criterion are achieved hereunder as of the closing of the Change in Control.

3.8

One-hundred percent (100%) of any PSUs that have previously performance vested will immediately vest in the event of Participant’s termination due to death, disability, termination by the Company without Cause, subject to the Participant executing and not revoking a customary release of claims provided by the Company no later than the 60th day following the Participant’s termination of employment. Any PSUs that have not performance-vested in accordance with Section 3.3 hereof will automatically expire and terminate for no consideration as of the date of the Participant’s termination of employment.

4.	Payment; Withholding.
4.1

Except as otherwise provided herein or in the Plan, the Company will deliver to Participant an amount of shares of its common stock equal to the number of Vested TSUs awarded to Participant herein no later than thirty (30) days following each applicable Vesting Date.

4.2

Except as otherwise provided herein or in the Plan, the Company will deliver to Participant an amount of shares of its common stock  equal to the number of Vested PSUs awarded to Participant herein no later than the conclusion of the fiscal quarter in which such PSU first became a Vested PSU.

4.3

Participant agrees and acknowledges that the Company has the power and right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, Participant’s FICA and SDI obligations) which the Company, in its good faith discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any shares of common stock otherwise required to be issued pursuant to this Agreement. Without limiting the foregoing, Participant agrees that the Company may withhold shares of common stock otherwise deliverable to Participant hereunder with a Fair Market Value equal to Participant’s total income and employment taxes imposed as a result of the vesting and/or settlement of the RSUs to the extent provided in the Plan.

5.	Non-Transferability.
5.1

No portion of or interest in the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein.

5.2

The Participant shall not, directly or indirectly, Transfer any shares of Common Stock acquired upon settlement of the RSUs granted hereunder, unless in each such instance the Participant (or estate or legal representative) shall have first made an irrevocable offer to the Company for the Common Stock proposed to be Transferred. The right of first refusal must be exercised by the Company by delivering to the Participant (or the estate or legal representative) written notice of such exercise within ten (10) business days following the Company's receipt of written notification of the irrevocable offer. Upon the exercise of a right of first refusal, the Common Stock offered to the Company shall be purchased by the Company at the closing price per share on the day offered to the Company. The notice of exercise of the right of first refusal shall specify the date and location for the closing of such purchase, which closing shall take place no later than four (4) business days following the expiration of the ten (10) business day offer period. Notwithstanding the foregoing, the Participant shall not, without Committee consent, directly or indirectly Transfer more than twenty-five percent (25%) of the aggregate shares of Common Stock acquired pursuant to this RSU in any fiscal quarter.

6.

Dividends; Rights as Stockholder. Cash dividends on the number of shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of Participant with respect to each RSU granted to Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to Participant in accordance with the provisions hereof. Stock or property dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Participant with respect to each RSU granted to Participant, provided that such stock or property dividends shall be paid in (i) shares of Common Stock, (ii) in the case of a spin-off, shares of stock of the entity that is spun-off from the Company, or (iii) other property, as applicable and in each case, at the same time that the shares of Common Stock underlying the RSUs are delivered to Participant in accordance with the provisions hereof. Except as otherwise provided herein, Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until Participant has become the holder of record of such shares.

7.	Additional Provisions.
7.1

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law principles thereof.

7.2

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of common stock issued pursuant to this Agreement. Participant shall, at the request of the Company, promptly present to the

Company any and all certificates, if any, representing shares of common stock acquired pursuant to this Agreement in the possession of Participant in order to carry out the provisions of this paragraph.

7.3

No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

7.4

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Compensation Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and Participant. The Company shall give written notice to Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

7.5

Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Financial Officer of the Company. Any notice by the Company shall be given to Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Participant may have on file with the Company.

7.6

Any questions as to whether and when there has been a termination and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate Participant’s employment or service at any time, for any reason and with or without Cause.

7.7

Participant unambiguously authorizes, agrees and consents to transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This consent and authorization is freely given.

7.8

The grant of RSUs and the issuance of shares of common stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other applicable law, rule, regulation or exchange requirement. The Company shall not be obligated to issue RSUs or shares of common stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to settlement of the RSUs, the Company may require Participant to satisfy any qualifications necessary or appropriate to evidence compliance with any applicable law or regulation.

7.9

This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

7.10	The titles and headings herein are for convenience of reference only and shall not be deemed to be a part of this Agreement.
7.11	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
7.12

Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes hereof and the consummation of the transactions contemplated in this Agreement and the Plan; provided that no such additional documents shall contain terms or conditions inconsistent with the terms and conditions of this Agreement.

7.13

The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

7.14

Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

8.	Definitions. Certain terms used herein are defined in the Plan. Certain other terms are defined below:
8.1	“Code” means the Internal Revenue Code of 1986, as amended.
8.2	“Employer” means Ultra Resources, Inc.
8.3	“Participant” is defined in the Letter.
8.4	“Plan” means the Ultra Petroleum Corp. 2017 Stock Incentive Plan as Amended and Restated, June 8, 2018.

EXHIBIT A

PERFORMANCE CRITERION

During the Performance Period, all PSUs subject to this Agreement will performance vest based on the “60-Day VWAP” (as defined below) as follows:

•	25% of the Target Number of PSUs will performance-vest if the 60-Day VWAP is above $1.15;
•	an additional 25% of the Target Number of PSUs will performance-vest if the 60-Day VWAP is above $1.40 (for an aggregate of 50% of the Target Number of PSUs);
•	an additional 25% of Target Number of PSUs will performance-vest if the 60-Day VWAP is above $1.75 (for an aggregate of 75% of the Target Number of PSUs);
•	an additional 25% of the Target Number of PSUs granted will performance-vest if the 60-Day VWAP is above $2.00 (for an aggregate of 100% of the Target Number of PSUs);
•	ADDITIONAL PROVISIONS AND CLARIFICATIONS:
1.

As used herein, the term “60-Day VWAP” means, as of any date, the volume-weighted average price per share of the common stock of Ultra Petroleum Corp. measured from 9:30 am eastern time on the trading day that is sixty (60) trading days preceding such date to 4:00 pm eastern time on the trading day immediately preceding such date.